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                           GASTON SNOW & ELY BARTLETT
                               Counsellors at Law
                               One Federal Street
                           Boston, Massachusetts 02110
                                  617-426-4600


                                 August 21, 1987


The Trustees
Prudential-Bache FlexiFund
One Seaport Plaza
New York, NY  10292

Gentlemen:

     Prudential-Bache FlexiFund (the "Trust") is a trust created under a written Declaration of Trust dated and executed on February 23, 1987, under the laws of Massachusetts (the "Trust Agreement"). The Trustees have the powers set forth in the Trust Agreement, subject to the terms, provisions and conditions therein provided. We have acted as counsel for the Trust with respect to the organization of the Trust, and in such capacity we are furnishing you this opinion.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates, records and other documents as we have deemed necessary or appropriate for the purpose of this opinion, including the Trust Agreement. Copies of the Trust Agreement have been duly filed with the Secretary of the Commonwealth and the City Clerk of the City of Boston.

     Under Article VI, Section 6.1 of the Trust Agreement, the beneficial interest in the Trust is represented by an unlimited number of transferable shares, with $.01 par value per share. Under Article VI, Section 6.4, the Trustees are empowered in their discretion to issue shares of beneficial interest to such party or parties and for such amount and type of consideration, including cash or property, at such time or times and on such terms as the Trustees may deem best.

     Based on the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act) only, to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, we are of the opinion that, under existing law:

     1. The Trust is a trust with transferable shares of beneficial interest, organized in compliance with the laws of the Commonwealth of Massachusetts and the Trust Agreement is legal and valid.



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     2.   Shares of beneficial interest of the Trust may be legally and validly issued from time to time in accordance with the Trust Agreement upon receipt by the Trust of payment in compliance with Article VI, Section 6.4 of the Trust Agreement. We are further of the opinion that such shares when so issued will be fully paid and nonassessable by the Trust.

     We consent to your filing this opinion with the Securities and Exchange Commission as an Exhibit to an amendment to your registration statement on Form N-1A under the Investment Company Act of 1940 and the Securities Act of 1933.

                                   Very truly yours,

                                   /s/ Gaston Snow & Ely Bartlett